Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 dated September 30, 2010 of MediaNet Group Technologies, Inc. of our report dated March 25, 2011, except for Note 15, as to which the date is January 12, 2012. related to the consolidated financial statements of the Company as of September 30, 2010 and for the year then ended, which appear in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011. In addition, we consent to the references to us under the heading “Experts” in the Registration Statement.

/s/Lake & Associates CPA’s LLC

Lake & Associates CPA’s LLC

Schaumburg, Illinois

January 21, 2012